Exhibit 99.1

FOR IMMEDIATE RELEASE

ANDREW LEVITCH AND MICHAEL WOEHLER, PH.D. JOIN VIRTUALSCOPICS, INC.’S BOARD OF DIRECTORS; DAVID RUBIN, PH.D. ANNOUNCES RETIREMENT FROM THE BOARD

ROCHESTER, N.Y., February 11, 2015—VirtualScopics, Inc. (NASDAQ:VSCP), a leading provider of clinical trial imaging solutions, today announced that David Rubin, 49, a director representing the Series C shares of the company’s stock since 2012, is retiring from the board of directors, effective today. Joining the company in the Series C shares director position is Andrew Levitch, MBA, 52. The company also announced that it is expanding its board of directors with the addition of Michael Woehler, 69. Both appointments are effective today.

Mr. Levitch is currently a managing director of FINATEGY, LLC, a strategic advisory firm focused on decision support at the intersection of finance and strategy, based in Clinton, New Jersey. He has more than 20 years of experience leading strategic, financial and operations teams in life sciences and technology companies. For more than 16 years, Mr. Levitch worked in various leadership capacities for Merck & Co., Inc., including as the senior director of Global Scientific Strategy for the company’s portfolio management activities. Mr. Levitch received a B.S. in Accounting from Rutgers College School of Business and an MBA from Lehigh University.

Dr. Woehler has more than 40 years of experience in general management, including operations, finance, marketing and business development as well as global P&L responsibility for multiple clinical and life science businesses. Prior leadership positions include being the president and CEO of CoreLab Partners, Inc., a worldwide leader in cardiac safety and imaging services; the executive vice president of PAREXEL International Corporation, one of the largest contract life sciences and pharmaceutical outsourcing organizations in the world, where he held several senior management positions; and president, North American Holding Company of Amersham Pharmacia Biotech. Dr. Woehler received a B.A. in Biology/Chemistry from Northwestern University and a Ph.D. in Microbiology/Immunology from Marquette University.

“On behalf of VirtualScopics’ board of directors, I would like to thank David for his service during the past three years,” said Charles E. Phelps, Ph.D., chairman, “We are most grateful for his keen insight, careful and analytical thinking, and unique perspectives he has brought to all matters of the board. We wish him well.”

“At the same time,” Dr. Phelps continued, “the board of directors welcomes our two new directors, Andrew Levitch, who will replace David as the director representing the Series C shares, and Michael Woehler, Ph. D., joining as a new director and expanding the board to seven

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Imaging Solutions for Clinical Trials	500 Linden Oaks • Second Floor • Rochester, NY 14625 • P:585.249.6231 • F:585.218.7350 • info@virtualscopics.com • www.virtualscopics.com

Levitch and Woehler Join VSCP Board of Directors, page 2

members. Both men bring a wealth of senior leadership experience across a wide variety of operational and organizational platforms and VirtualScopics will greatly benefit from their combined knowledge, contacts and experiences.”

“I am looking forward to working closely with Andrew and Michael in the coming year,” said Jim Groff, CFO of VirtualScopics. “Their vast knowledge of strategic planning, finance and allocation of resources will be of great benefit to me and other members of VirtualScopics’ senior management team.”

“I am very pleased that Andrew and Michael agreed to join our board of directors,” said Eric T. Converse, president and CEO. “Both have indicated their strong interest and desire to be “hands on” directors, which will greatly assist every member of the VirtualScopics organization in the implementation and execution of our strategic growth plan. We are all very excited that they have joined our team and look forward to their contributions in the coming years.”

About VirtualScopics, Inc.

VirtualScopics, Inc. (NASDAQ:VSCP) is a leading provider of clinical trial imaging solutions to accelerate drug and medical device development. For risk-averse, time-constrained Clinical Trial Study Teams, Medical Directors and Imaging Scientists who require quality imaging data delivered on-time, within budget and on a consistent basis, VirtualScopics’ clinical trial imaging solutions are an inspired true exception to commonly-accepted services provided by other clinical trial imaging providers. Because of the scientific and operational flexibility and responsiveness available, VirtualScopics’ clinical trial imaging solutions deliver special performance advantages compared to other image service providers that offer common, everyday clinical trial imaging services. For more information on VirtualScopics, Inc. please visit www.virtualscopics.com.

Forward-looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding the expected benefits of the company’s investment in infrastructure, new office in New Hope, Pennsylvania, the Scientific Advisory Board, the strategic alliance with IXICO, plc, the increase in awards outstanding and bookings and new customer contract signings and awards and/or statements preceded by, followed by or that

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Imaging Solutions for Clinical Trials	500 Linden Oaks • Second Floor • Rochester, NY 14625 • P:585.249.6231 • F:585.218.7350 • info@virtualscopics.com • www.virtualscopics.com

Levitch and Woehler Join VSCP Board of Directors, page 3

include the words “believes”, “could”, “expects”, “anticipates”, “estimates”, “intends”, “plans”,

“projects”, “seeks”, or similar expressions. Forward-looking statements deal with the company’s current plans, intentions, beliefs and expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. These include without limitation: the risk of cancellation or delay of customer contracts or specifically as it relates to contract awards, the risk that they may not get signed. Other risks include the company’s dependence on its largest customers and risk of contract performance, protection of our intellectual property and the risks of infringement of the intellectual property rights of others. All forward-looking statements speak only as of the date of this press release and the company undertakes no obligation to update such forward-looking statements.

For More Information, Contact:

Donna N. Stein, APR, Fellow PRSA

Donna Stein & Partners

Phone: 315-361-4672

Email: dstein1@twcny.rr.com

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Imaging Solutions for Clinical Trials	500 Linden Oaks • Second Floor • Rochester, NY 14625 • P:585.249.6231 • F:585.218.7350 • info@virtualscopics.com • www.virtualscopics.com